P R E S S R E L E A S E

Synthesis Energy Systems Announces Fourth Quarter and Fiscal Year Ended June 30, 2008 Financial Results

Announces Feasibility Study to Explore Gas-to-Liquids Project near North American Coal Corporation’s North Dakota Otter Creek Coal Reserves

HOUSTON, Texas, September 15, 2008 – Synthesis Energy Systems, Inc. (“the Company”) (NASDAQ: SYMX), a global industrial gasification company, today announced results for the fourth quarter and fiscal year ended June 30, 2008.

Additionally, the Company announced the commencement of a pre-feasibility study to explore the development of a coal-based gasification facility utilizing SES’s proprietary U-GAS® technology with coal supplies from The North American Coal Corporation's (“NAC”), a subsidiary of NACCO Industries, Inc. (NYSE: NC), Otter Creek reserves in North Dakota.  Following the early feasibility work at NAC's Red Hills Mine in Mississippi, the Company and NAC determined that the U-GAS® technology could also be implemented near the Otter Creek reserves given the larger lignite reserve base and attractive coal characteristics for gasification.  If constructed, it is expected the facility will produce synthetic gasoline, chemical feedstocks and/or synthetic natural gas.  Following the completion of the feasibility study, the Company and NAC will determine if they will enter into a joint venture agreement and engage in a front-end engineering design study.  Aker Solutions has been engaged to perform the pre-feasibility work.

“Fiscal 2008 was an extremely productive year for SES, as the Company celebrated the achievement of several major milestones,” stated Tim Vail, President and CEO of Synthesis Energy Systems.  “Clearly the most significant event for SES was the initial syngas sales from our first U-GAS® plant in China.  We are very proud of this achievement as it signals our ability to build, own and operate coal gasification plants utilizing low rank coal,” Vail added.

Additional milestones during the year included listing of the Company's common stock on NASDAQ, the successful completion of two public equity offerings, the advancement of the U.S. joint venture project with CONSOL Energy, continued development of projects in China with partners YIMA and Golden Concord and the establishment of an engineering cooperation agreement with China National Chemical Engineering Corporation.

"Looking ahead to fiscal 2009, we are very excited about the growth opportunities for our business,” commented Vail.  “Today’s Otter Creek announcement

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illustrates the proactive and productive nature of our work with resource partners.  In this case, our partner, NAC, appreciated the opportunity that our U-GAS® technology could provide to supplement their current operations, and as a result, decided to move forward with initial studies for a larger potential project than initially anticipated," Vail added.

Fourth Quarter Financial Results (Unaudited)

For the fourth quarter of fiscal 2008, the Company reported revenue of $288,226, predominately from syngas sales from the Hai Hua joint venture plant in China as well as project development fees.

Cost of goods sold during the quarter was $2.7 million, which included approximately $1 million in direct materials, primarily coal costs, $700,000 of electricity, $550,000 of plant depreciation expense and $450,000 of other production overhead costs.

Project and technical development expenses for the fourth quarter totaled $2.7 million, which reflects increased expenditures related to projects with CONSOL Energy, Hai Hua, Golden Concord and North American Coal, and the amortization of the GTI facility reservation and use fee.

General and administrative expenses were $4.8 million during the quarter reflecting an increase in salaries and incentive wages as a result of increased staffing levels.  Also included are costs associated with Sarbanes Oxley compliance, system enhancements and increased project activities.

Fourth quarter net loss was $11.9 million, or $0.32 per share.

Fiscal 2008 Financial Results

For the fiscal year ended June 30, 2008, SES reported revenue of $328,105. SES had no revenue during fiscal 2007.

Fiscal 2008 cost of goods sold was $3.1 million; there was no cost of goods sold during fiscal 2007.

Project and technical development expenses increased 394.4% from $1.1 million during fiscal 2007 to $5.6 million during fiscal 2008.

General and administrative expenses increased 132.1% from $5.9 million during fiscal 2007 to $13.6 million in fiscal 2008.

There was no interest expense recorded during fiscal 2007 compared to $0.4 million in fiscal 2008.  Prior to the Hai Hua plant being placed into service, interest expense related to the Hai Hua joint venture’s outstanding loan with the Industrial and Commercial Bank of China (“ICBC”) was capitalized. The Hai Hua plant was placed into service in February 2008 and interest on the ICBC loan has been expensed from that point forward.

Net loss for fiscal 2008 was $27.4 million, or $0.80 per share, compared to a net loss of $13.1 million, or $0.47 per share, during fiscal 2007.

Net cash used in operating activities was $18.8 million during fiscal 2008 compared to net cash used in operating activities of $5.0 million in the prior year.

At June 30, 2008, the Company had cash and cash equivalents of $127.9 million compared to $6.2 million at June 30, 2007 as a result of equity financing activities in November 2007 and June 2008.  In November 2007, SES received net proceeds of $49.2 million from a public offering of 5,951,406 shares of common stock at a price to the public of $9.00 per share. In June 2008, SES received net proceeds of $99.2 million from a public offering of 11,500,000 shares of common stock at a price to the public of $9.25 per share.

Conference Call Information

Senior management will hold a conference call today at 4:30 p.m. Eastern Time to review the Company’s financial results for the year ended June 30, 2008 and provide an update on corporate developments.

To access the live webcast, please log on to the Company's website at www.synthesisenergy.com. Alternatively, callers may participate in the conference call by dialing (612) 332-0637. An archived version of the webcast will be available on the website through October 15, 2008.  A telephone replay of the conference call will be available approximately two hours after the completion of the call through Monday, September 22, 2008. Callers can access the replay by dialing (320) 365-3844; the PIN access number is 959723.

About Synthesis Energy Systems, Inc.
The Company is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuel and ammonia.  The U-GAS® technology, which The Company licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants.  The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas and Shanghai, China.  For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe

Vice President of Investor Relations

(713) 579-0600

Ann.tanabe@synthesisenergy.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our early stage of development, our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the limited history and viability of our technology, our results of operations in foreign countries and our ability to diversify, our ability to maintain production from our first plant in the Hai Hua project, our ability to obtain the necessary approvals and permits and to negotiate definitive agreements and financing arrangements for our YIMA, CONSOL, North American Coal and other future projects, and the sufficiency of internal controls and procedures. Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. We cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Consolidated Balance Sheets
	June 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$ 127,872,234	$ 6,202,628
Accounts receivable	168,430	-
Prepaid expenses and other currents assets	2,162,158	441,297
Inventory	516,258	-
Deferred financing costs	-	142,848
Total current assets	130,719,080	6,786,773
Restricted cash	578,900	11,101,157
Intangible asset, net of accumulated amortization of $348,437 and $159,802, respectively	1,546,124	1,726,561
Construction-in-progress	2,407,672	15,168,509
Property, plant and equipment, net of accumulated depreciation of $1,045,193 and $60,485, respectively	37,569,640	331,410
Project prepayments	1,424,085	2,478,088
Long-term land lease	1,472,588	879,008
Other long-term assets	2,028,752	-
Total assets	$ 177,746,841	$ 38,471,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term bank loan	$ 2,245,193	$ -
Accrued expenses and other payables	10,828,433	6,841,216
Total current liabilities	13,073,626	6,841,216
Long-term liabilities:
Long-term bank loan	11,167,646	12,080,625
Total liabilities	24,241,272	18,921,841
Commitments and contingencies	-	-
Minority interest	2,968,525	454,800
Stockholders’ Equity:
Common stock, $0.01 par value: 100,000,000 shares authorized: 48,010,921 and 30,187,615 shares issued and outstanding, respectively	480,109	301,876
Additional paid-in capital	194,617,168	37,300,927
Deficit accumulated during development stage	(46,124,646)	(18,683,162)
Accumulated other comprehensive income	1,564,413	175,224
Total stockholders’ equity	150,537,044	19,094,865
Total liabilities and stockholders’ equity	$ 177,746,841	$ 38,471,506

Annual Consolidated Statements of Operations
	Years Ended June 30,			November 4, 2003 (inception) to June 30, 2008
	2008	2007	2006

Revenue	$ 328,105	$ -	$ -	$ 328,105
Cost of goods sold:
Depreciation	732,490	-	-	732,490
Other	2,394,873	-	-	2,394,873
Total cost of goods sold	3,127,363	-	-	3,127,363
Gross loss	(2,799,258)	-	-	(2,799,258)
General and administrative expenses and other expenses:
General and administrative expenses	13,617,036	5,865,922	1,023,229	20,744,090
Stock-based compensation expenses	6,028,911	6,640,562	3,042,979	15,712,452
Project and technical development expenses	5,615,232	1,135,679	1,245,164	8,127,708
Operating loss	(28,060,437)	(13,642,163)	(5,311,372)	(47,383,508)

Non-operating (income) expense:
Interest Income	(396,927)	(462,979)	(128,996)	(1,002,525)
Interest expense	387,917	-	-	390,357
Net loss before minority interest	(28,051,427)	(13,179,184)	(5,182,376)	(46,771,340)

Minority interest	609,943	36,751	-	646,694
Net loss	$ (27,441,484)	$ (13,142,433)	$ (5,182,376)	$ (46,124,646)

Net loss per share:
Basic and diluted	$ (0.80)	$ (0.47)	$ (0.19)	$ (1.59)

Weighted average common shares outstanding:
Basic and diluted	34,384,749	27,851,642	27,754,139	28,967,903

Quarterly Consolidated Statements of Operations
Three Months Ended June 30, 2008 (unaudited)

Revenue	$ 288,226
Cost of goods sold:
Depreciation	553,962
Other	2,197,368
Total cost of goods sold	2,751,330
Gross loss	(2,463,104)
General and administrative expenses and other expenses:
General and administrative expenses	4,809,274
Stock-based compensation expenses	2,169,221
Project and technical development expenses	2,736,451
Operating loss	(12,178,050)

Non-operating (income) expense:
Interest Income	(205,024)
Interest expense	274,972
Net loss before minority interest	(12,247,998)

Minority interest	338,240
Net loss	$ (11,909,758)

Net loss per share:
Basic and diluted	$ (0.32)

Weighted average common shares outstanding:
Basic and diluted	37,010,974